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                                                                  EXHIBIT 2.1(a)


                               AMENDMENT NO. 1 TO
                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment") is made and entered into this 3rd day of October, 1996, by and between ATMOS ENERGY CORPORATION, a Texas corporation ("Atmos"), and UNITED CITIES GAS COMPANY, an Illinois and Virginia corporation ("United Cities").

     WHEREAS, Atmos and United Cities have entered into that certain Agreement and Plan of Reorganization dated July 19, 1996 (the "Reorganization Agreement"); and

     WHEREAS, Atmos and United Cities desire to amend the Reorganization Agreement in certain respects.

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.  Definitions.  All capitalized terms used and not otherwise defined
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herein shall have the meanings given such terms in the Reorganization Agreement.

     2.  Amendment of Section 1.26.  Section 1.26 of the Reorganization
         -------------------------
Agreement is hereby amended to read in its entirety as follows:

         "Section 1.26  Opinion of Financial Advisor.  United Cities has
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     received the opinion of PaineWebber Incorporated, dated the date hereof, to the effect that, as of the date hereof, the exchange ratio set forth in the Plan of Merger is fair to the holders of United Cities Stock from a financial point of view."

     3.   Amendment of Section 2.26.  Section 2.26 of the Reorganization
          -------------------------
Agreement is hereby amended to read in its entirety as follows:

          "Section 2.26.  Opinion of Financial Advisor.  Atmos has received the
           ------------   ----------------------------
     opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date hereof, to the effect that, as of the date hereof, the exchange ratio set forth in the Plan of Merger is fair to Atmos from a financial point of view."

     4.   Amendment of Section 3.13.  Section 3.13 of the Reorganization
          -------------------------
Agreement is hereby amended to read in its entirety as follows:

          "Section 3.13  Termination of Supplemental Executive Retirement Plan.
           ------------  -----------------------------------------------------
     Prior to Closing, United Cities shall have (a) terminated the United Cities and Subsidiaries Supplemental Executive Retirement Plan and all accompanying Joinder Agreements and (b) obtained waivers and releases from all "active participants" (as defined in such Plan), with respect to any and all rights and benefits to which they were entitled thereunder. In consideration for such
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     waivers and releases, United Cities shall pay to each such participant an amount equal to one dollar less than three hundred percent (300%) of the average of such participant's compensation paid by United Cities and included in his or her gross income for Federal income tax purposes for the five (5)-year period ending on the December 31 immediately preceding the Closing Date; provided that, the aggregate of all such payments shall not exceed $5,100,000. Notwithstanding the preceding provisions of this
     Section 3.13, Mr. Gene Koonce shall, prior to the Closing Date, be given the option to (i) provide a waiver and release with respect to his rights and benefits under the United Cities Gas and Subsidiaries Supplemental Executive Retirement Plan, in which event he shall participate in the Atmos Supplemental Executive Benefits Plan or (ii) continue to be entitled to his rights and benefits under the United Cities Gas and Subsidiaries Supplemental Executive Retirement Plan and not be entitled to participate in the Atmos Supplemental Executive Benefits Plan."

     5.   Amendment of Section 4.7. Section 4.7 of the Reorganization Agreement
          -------------------------
     is hereby amended to add a new subsection (f), which shall read in its entirety as follows:

         "(f) Nothing in this Section 4.7 or elsewhere in this Agreement is intended to, or shall be interpreted to, limit any rights of any employees of any United Cities Entity, or any obligation of the United Cities Entities or Atmos pursuant to any collective bargaining agreement or the National Labor Relations Act; it being expressly understood by the parties that any employees of any United Cities Entities subject to any collective bargaining agreement shall be entitled to the rights provided to such employees by this Section 4.7 to the extent permitted by the National Labor Relations Act."

     6.   Amendment of Section 5.1(a).  Section 5.1(a) of the Reorganization
          ---------------------------
Agreement is hereby amended to read in its entirety as follows:

          "(a) Subject to the terms and conditions of this Agreement, Atmos and United Cities agree to enter into a statutory merger under the applicable laws of the States of Texas, Illinois and Virginia whereby United Cities will be merged with and into Atmos, with Atmos as the surviving corporation (the "Merger"); and Atmos and United Cities hereby respectively agree that the terms and conditions of such Merger, the mode of carrying the same into effect, the manner of converting the shares of capital stock of United Cities into shares of Atmos Stock, and other necessary or proper details and provisions relating to such Merger shall be as contained in the form of Plan of Merger attached hereto as Exhibit D (the "Plan of Merger"). Notwithstanding anything to the contrary contained in this Agreement or the Plan of Merger, if any state authority or commission requires that the survivor pursuant to the Merger be a corporation incorporated under the laws of such state, each party agrees to take all necessary actions to comply with such requirement and provide that such survivor will be incorporated in such state, including, without limitation, making any necessary amendments to the Plan of Merger, as authorized by the respective Board of Directors of United Cities and Atmos by approval of this Agreement."

     7.   Amendment of Section 5.1 (d).  Section 5.1(d) of the Reorganization
          ----------------------------
Agreement is hereby amended to read in its entirety as follows:

          "(d) The "Paying Agent" referred to in the Plan of Merger shall be The First National Bank of Boston or such party as Atmos and United Cities may mutually agree."

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     8.   Amendment of Section 5.2.  Section 5.2 of the Reorganization Agreement
          ------------------------
is hereby amended to read in its entirety as follows:

          "Section 5.2  Execution, Filing, and Recording of Merger Documents.
           -----------  ----------------------------------------------------
     Subject to the terms and conditions of this Agreement and upon approval and adoption of the Plan of Merger by the respective shareholders of United Cities and Atmos in accordance with the laws of Texas, Illinois and Virginia, as applicable, relating to statutory mergers, Atmos and United Cities each agree to properly execute and deliver the Plan of Merger in compliance with the laws of Texas, Illinois and Virginia, as well as the requisite certificate(s) and articles of merger in compliance with the laws of Texas, Illinois and Virginia, as applicable, and to cause the requisite filing and recording of the certificate(s) and articles of merger in accordance with the laws of the States of Texas, Illinois and Virginia, as applicable, all with a view of making the Merger effective at, or as soon as possible after, the Closing Date. The officers of United Cities and Atmos that are responsible for the execution of the articles of merger may determine a specific date for the Effective Time not later than fifteen
     (15) days after the filing of all necessary articles of merger in the States of Texas, Illinois and Virginia in lieu of the Effective Time specified in the Plan of Merger and such officers may amend Section 3.01 of the Plan of Merger accordingly."

     9.   Amendment of Section 6.1(c).  Section 6.1(c) of the Reorganization
          ---------------------------
Agreement is hereby amended to read in its entirety as follows:

               "(c)  FERC and Utility Commission Approvals.  All necessary
                     -------------------------------------
          approvals of the Federal Energy Regulatory Commission and the state public utility commissions for which approval is required shall have been granted by final order and all applicable appeal and waiting periods shall have expired and such orders shall not contain any condition which, in the reasonable judgment of Atmos, would result in a material adverse change in the business, operations, properties, condition (financial or otherwise), assets or liabilities of the United Cities Entities, taken as a whole, or the Atmos Entities, taken as a whole."

     10.  Amendment of Section 6.1(g).  Section 6.1(g) of the Reorganization
          ---------------------------
Agreement is hereby amended to read in its entirety as follows:

               "(g)  Pooling Letter.  Atmos shall have received from Ernst &
                     --------------
          Young LLP a written opinion dated the Closing Date, in form and substance satisfactory to Atmos, stating that Ernst & Young LLP concurs in the accounting treatment of the Merger as a pooling of interests."

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     11.  Amendment of Section 6.2(d).  Section 6.2(d) of the Reorganization
          ---------------------------
Agreement is hereby amended to read in its entirety as follows:

               "(d)  Opinion of Financial Advisor.  The Board of Directors of
                     ----------------------------
          Atmos shall have received from Merrill Lynch, Pierce, Fenner & Smith Incorporated a written opinion, dated as of the mailing date of the Proxy Statement/Prospectus, in form and substance satisfactory to Atmos, to the effect that the exchange ratio of shares of Atmos Stock for shares of United Cities Stock in the Merger is fair to Atmos from a financial point of view."

     12.  Amendment of Section 6.3(d).  Section 6.3(d) of the Reorganization
          ---------------------------
Agreement is hereby amended to read in its entirety as follows:

               (d) Opinion of Financial Advisor.  The Board of Directors of
                   ----------------------------
          United Cities shall have received from PaineWebber Incorporated a written opinion, dated as of the mailing date of the Proxy Statement/Prospectus, in form and substance satisfactory to United Cities, to the effect that the exchange ratio of shares of Atmos Stock for shares of United Cities Stock in the exchange ratio is fair to the shareholders of United Cities from a financial point of view."

     13.  Amendment of Section 7.1(j).  Section 7.1(j) of the Reorganization
          ---------------------------
Agreement is hereby amended to read in its entirety as follows:

               "(j) by Atmos, prior to the expiration of twenty (20) days from and after a period of forty (40) days from the date of this Agreement, in its sole discretion, in the event United Cities fails to terminate all liabilities of United Cities under the United Cities and Subsidiaries Supplemental Executive Retirement Plan for an aggregate amount of not more than $5,100,000; or"

     14.  Amendment of Plan of Merger.  The Plan of Merger is hereby amended to
          ---------------------------
read in its entirety as Exhibit A attached hereto.

     15.  No Other Amendment.  Except as expressly amended hereby, all of the
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other terms, provisions and conditions of the Reorganization Agreement are hereby ratified and confirmed and shall remain unchanged and in full force and effect. To the extent any terms or provisions of this Amendment conflict with those of the Reorganization Agreement, the terms and provisions of this Amendment shall control. This Amendment shall be deemed a part of, and is hereby incorporated into, the Reorganization Agreement. The Reorganization Agreement and any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of the Reorganization Agreement are hereby amended so that any reference to the Reorganization Agreement shall mean a reference to the Reorganization Agreement as amended hereby.

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     16.  Governing Law.  This Amendment shall be governed by, and construed in
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accordance with, the laws of the State of Texas.

     17.  Counterparts.  This Amendment may be executed in counterparts, each of
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which will be an original, but all of which together will constitute one and the same agreement.


     IN WITNESS WHEREOF, Atmos and United Cities have executed this Amendment on the date first written above by their respective officers thereunto duly authorized.


                              ATMOS ENERGY CORPORATION



                              By:   /s/Robert F. Stephens
                                 ---------------------------
                                    Robert F. Stephens
                                    President and Chief Operating Officer



                              UNITED CITIES GAS COMPANY



                              By:   /s/Gene C. Koonce
                                 ----------------------------
                                    Gene C. Koonce
                                    President and Chief Executive Officer

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